Exhibit 5

[Letterhead of Matthew A. Cole, Counselor at Law]

                May 30, 2008

Sotheby’s
1334 York Avenue
New York, New York 10021

Re:	Sotheby’s/ Registration Statement on Form S-8/Amended and Restated Restricted Stock Plan, as amended

Ladies and Gentlemen:

           I have acted as counsel to Sotheby’s, a Delaware corporation (the “Company”), with respect to the proposed registration on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, of 666,086 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, reserved for issuance under the Company’s Amended and Restated Restricted Stock Plan (as amended, the “Plan”).

           I have reviewed originals or copies of various documents and filings, certified or otherwise identified to my satisfaction, of corporate records of the Company and certificates of public officials and officers of the Company, including the following documents: the Plan; resolutions of the Company’s Board of Directors and, where applicable, the Compensation Committee of the Board of Directors, approving the Plan and the preparation and filing of the Registration Statement; the Company’s Certificate of Incorporation; and the Company’s By-Laws.

           In rendering the opinions expressed below, I have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to me as copies and the genuineness of all signatures. In addition, I have assumed and have not verified the accuracy as to factual matters of each document or record I have reviewed.

           Based upon and subject to the foregoing and the further qualifications set forth below, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, that the Shares will be validly issued, fully paid and non-assessable.

           I am admitted to practice law in the States of New York and New Jersey and the Commonwealth of Pennsylvania. I have made such investigation of the law of the State of Delaware as I have considered appropriate for the purpose of rendering the opinions expressed above. The foregoing opinions are limited to the General Corporation Law of the State of Delaware (as amended, the “Law”), including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.

           This opinion is based solely upon laws and regulations in existence as of the date of this opinion as they presently apply and to the facts as they presently exist. In rendering this opinion, I am not assuming any obligation to advise the Company of changes in law or fact (or the effect of any such changes on the opinions expressed in this opinion letter) that may in the future come to my attention.

           This opinion is being furnished to the Company solely for its benefit in connection with the subject matter of this opinion, is not to be used, quoted, circulated or otherwise referred to for any other purpose without my prior express written consent and may not be relied on by any entity or individual other than the Company without my express prior written consent.

          I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Matthew A. Cole